Exhibit 10.1
HF SINCLAIR CORPORATION
SEVERANCE PAY PLAN
AND
SUMMARY PLAN DESCRIPTION
Effective November 8, 2022

HF SINCLAIR CORPORATION
SEVERANCE PAY PLAN
AND
SUMMARY PLAN DESCRIPTION
This plan document describes the severance benefits provided under the HF Sinclair Corporation Severance Pay Plan. This plan document also serves as a summary plan description.
ARTICLE I
DEFINITIONS
1.1    “Base Salary” means the annual base salary of a Participant in effect immediately prior to the Participant’s Qualifying Termination of Employment.
1.2    “Cash Severance Amount” means the multiple of Base Salary and the amount of bonus, if any, under the annual cash incentive plan (paid as if the Company had achieved the target level of performance for the same year as of the Participant’s Qualifying Termination of Employment) that the Participant shall be entitled to, each as specified in the Participation Agreement for such Participant.
1.3    “Cause” means (a) an act or acts of dishonesty by a Participant constituting a felony or serious misdemeanor and resulting or intended to result directly in gain or personal enrichment at the expense of the Company or any subsidiary; (b) gross or willful and wanton negligence in the performance of a Participant’s material and substantial duties of employment with the Company and its subsidiaries; or (c) a Participant’s conviction of a felony involving moral turpitude. The existence of Cause shall be determined by the Company, in its sole and absolute discretion.
1.4    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.5    “COBRA Continuation Benefit” means continued participation in the Company’s group health plan pursuant to COBRA at active employee rates and pursuant to the coverage election in effect for the Participant immediately prior to the Participant’s Qualifying Termination of Employment.
1.6    “Code” means the Internal Revenue Code of 1986, as amended.
1.7    “Company” means HF Sinclair Corporation and its affiliates and subsidiaries.
1.8    “Disability” means a disability resulting in the payment of long term disability benefits under the Company’s long term disability plan.
1.9    “Effective Date” means November 8, 2022
1.10    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.11    “Executive” means a member of senior management or other executive designated to have a pay grade of E1, E2, E3 or M5, as detailed on the records of the Company, or such other individual as designated by the Company.
1.12    “Participation Agreement” means the notice informing a Participant of the terms and conditions of the Participant’s participation in the Plan.

1.13    “Participant” means an Executive who receives a Participation Agreement and is selected for participation in the Plan pursuant to Article II.
1.14    “Plan” means the HF Sinclair Corporation Severance Pay Plan.
1.15    “Plan Administrator” means the Company or the individual or individuals designated by the Company to administer the Plan.
1.16    “Qualifying Termination of Employment” means for U.S. Participants, the Participant’s involuntary “separation of service” (within the meaning of Treasury Regulation §1.409A-1(h)) by action of the Company without Cause, and for Canadian Participants means full termination of employment.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1    Participation. An Executive who receives a Participation Agreement will be eligible to participate in the Plan effective as of the date of such Participation Agreement. The terms and conditions of the severance benefit potentially payable to a Participant will be subject to the Participation Agreement delivered to the Participant and to the Plan. In the event of an explicit discrepancy between a Participation Agreement and the Plan, the Participation Agreement will control.
ARTICLE III
SEVERANCE BENEFITS
3.1    Severance Benefits.     Subject to Section 3.3 and unless otherwise provided pursuant to a Participation Agreement, in the event the Participant incurs a Qualifying Termination of Employment by the Company, the Participant will be entitled to receive, (x) in 12 monthly installments beginning on the 30th day following the Participant’s Qualifying Termination of Employment, an amount equal to the Cash Severance Amount, and (y) to the extent the Participant properly elects COBRA, the COBRA Continuation Benefit for a period of 12 months following the Qualifying Termination of Employment. The Participation Agreement will specify the Cash Severance amount and shall govern to the extent such terms vary from those of the Plan.
3.2    Severance Benefits Discretionary. Except to the minimum extent required by any applicable employment standards legislation (if applicable), severance benefits available under the Plan are wholly discretionary. Prior to the receipt of a Participation Agreement, a Participant will have no legally binding right to any benefits under the Plan.
3.3    Release and Other Agreements. Notwithstanding any other provision in the Plan to the contrary, as consideration for receiving severance benefits under the Plan, each Participant who is otherwise entitled to receive such benefits must execute a release, and such other documents and agreements as reasonably required by the Plan Administrator, in the form and pursuant to the procedures reasonably established by the Plan Administrator. If a Participant fails to properly execute such release and other documents or agreements within 52 days of the Participant’s Qualifying Termination of Employment (which release will be delivered to the Participant no later than 7 days following such Qualifying Termination of Employment), the Participant shall not be entitled to severance benefits under the Plan.
3.4    Voluntary Termination. An Employee who voluntarily terminates employment with the Company shall receive no severance benefits under the Plan.

3.5    Termination for Cause, Death or Disability. In the event the employment of a Participant is terminated by the Company for Cause or due to the death or Disability of the Participant no severance benefits will be payable pursuant to the Plan.
3.6    Nonduplication of Benefits. To the extent a Participant is entitled to receive severance benefits resulting from a Qualifying Termination of Employment under any other plan or program of the Company or under any separate agreement between the Company and the Participant such amounts shall be taken into account when determining the Cash Severance Amount due under this Plan such that benefits are not duplicated.
ARTICLE IV
GENERAL PROVISIONS

4.1    Funding and Cost of Plan. The severance benefits provided herein shall be unfunded and shall be provided from the Company’s general assets. The cost of providing severance benefits under the Plan shall be borne by the Company.
4.2    Named Fiduciary. The Plan Administrator shall be the named fiduciary for purposes of ERISA.
4.3    Administration. The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims, and review of claims denials. The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities. To the extent the Company delegates its responsibilities and powers as Plan Administrator, the Company shall, without limiting any rights that the delegate may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless each such delegate (and any other individual acting on such delegate’s behalf) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the delegate’s own gross negligence or willful misconduct; expenses against which such delegate shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.
4.4    Plan Year. The Plan shall be administered on a calendar year basis. Accordingly, the Plan year shall be the twelve-consecutive-month period commencing January 1 of each year.
4.5    Amendment and Termination. The Plan may be amended or terminated by the Plan Administrator at any time; provided, however, that no amendment may materially reduce the benefits payable to any Participant without the consent of such Participant.
4.6    Successors. Any successor to the Company shall assume the Company’s obligations under the Plan. The failure of any successor to assume the Plan or any termination or amendment of the Plan that does not comply with the provisions of Section 4.5 shall be deemed to be a Qualifying Termination of Employment by the Company without Cause for any affected Participant.
4.7    Claims Procedure and Review. Claims for severance benefits under the Plan shall be made to the Plan Administrator. If a claim for severance benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (a) be in writing, (b) be written in a manner calculated to be understood by the claimant, (c) contain the specific reason or reasons for denial of the claim, (d) refer specifically to the pertinent Plan provisions upon which the denial is based, (e) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (f) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of the ERISA, following an adverse benefit determination on review. Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the Participant’s right to bring an action under section 502(a) of ERISA. If special circumstances require an extension, up to 180 or 120 days, whichever applies, the Plan Administrator shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Plan Administrator expects to render the decision.
4.8    Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person, to be consideration for the employment of any person, or to have any impact whatsoever on the at-will employment relationship between the Company and the Participants. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time. Nothing in the Plan shall be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate employment at any time.
4.9    Governing Law. This Plan shall be interpreted under the laws of the State of Texas except to the extent preempted by federal law.
4.10    Gender; Number. Wherever appropriate herein, the masculine, neuter, and feminine genders shall be deemed to include each other, and the plural shall be deemed to include the singular and vice versa.
4.11    Overpayment. If, due to mistake or any other reason, a person receives severance benefits under this Plan in excess of what the Plan provides, that person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If that person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to that person under the Plan or otherwise.
4.12    Headings. The headings of the Articles and Sections are included solely for convenience. If the headings and the text of the Plan conflict, the text shall control. All references to Articles and Sections are to the Plan unless otherwise indicated.
4.13    Severability. If any provision of the Plan is held to be illegal or invalid for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

4.14    Mitigation. A Participant will not be required to mitigate the amount of any severance benefit payable hereunder.
4.15    Withholding. The Company may withhold from any amounts payable under the Plan any federal, state or local taxes as the Company is required to withhold pursuant to any law or government regulation or ruling. To the extent any withholding is required with respect to the COBRA Continuation Benefit such amounts may be withheld from any cash severance benefits payable to the Participant pursuant to the Plan.
4.16    Benefits are Not Insured. The Plan is a severance plan. The Pension Benefits Guaranty Corporation under Title IV of ERISA does not insure benefits under this Plan.
4.17    Section 409A. Severance benefits payable pursuant to the Plan are intended to constitute a “short term deferral” for purposes of Section 409A of the Code and the guidance promulgated thereunder. Any payments to be made under this Agreement upon a termination of a Participant’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A of the Code if the Participant’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Participant’s death or (ii) the date that is six months after the Participant’s Qualifying Termination of Employment (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Participant (or Participant’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan are exempt from, or compliant with, Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A of the Code.
4.18    ERISA Rights. As a participant in the Plan, Participants are entitled to certain rights and protections under ERISA, which provides that all Plan participants shall be entitled to:
(a)    Examine without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports.
(b)    Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
(c)    To the extent applicable, receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
In addition to creating rights for Plan Participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including the Company, may fire a Participant or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining benefits or exercising his or her rights under ERISA.
If a claim for a severance benefit is denied in whole or in part, a Participant has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests materials from the Plan Administrator and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant’s claim for severance benefits is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court. If a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person sued by the Participant to pay the costs and fees. If the Participant loses, the court may order the Participant to pay the costs and fees (for example, if it finds that the Participant’s claim is frivolous).
If a Participant has any questions about this Plan, the Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about his or her rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
4.19    Additional Information.

Plan Name:	HF Sinclair Corporation Severance Pay Plan
Plan Year:	January 1 through December 31
Type of Plan:	Welfare Plan—Severance Plan
Plan No.:	501
Plan Sponsor/Plan Administrator:	HF Sinclair Corporation 2828 N. Harwood St., Suite 1300, Dallas, TX 75201 (214) 871-3555
Funding Medium:	Plan severance benefits are paid from general assets of the Company.
Agent for Service of Legal Process:	The Plan Administrator. Process may be served at the address specified above.

IN WITNESS WHEREOF, the Company has executed this HF Sinclair Corporation Severance Pay Plan, effective as of November 8, 2022.
HF SINCLAIR CORPORATION

By:    /s/ Dale Kunneman
    Dale Kunneman
    Senior Vice President and
    Chief Human Resources Officer

[Form of Participation Agreement]
[DATE]
[NAME OF ELIGIBLE EXECUTIVE]
Re:     Participation Agreement for the HF Sinclair Corporation Severance Pay Plan
As consideration for the employment services rendered by you to HF Sinclair Corporation (the “Company”), you have been designated as eligible to participate in the HF Sinclair Corporation Severance Pay Plan (as it may be amended from time to time, the “Plan”). The Cash Severance Amount you are eligible to receive upon a Qualifying Termination of Employment is an amount equal to [two] [one] times your Base Salary [plus 100% of your annual bonus assuming the Company had achieved the target level of performance for the same year as your Qualifying Termination of Employment] (the “Award”).
Your participation in the Plan is subject to the terms and conditions of the Plan and this Participation Agreement (the “Agreement”). A copy of the Plan and Summary Plan Description is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Agreement for all purposes.
    You further agree to the following:
A.Protection of Confidential Information. During the term of your employment you will have access to, and the Company or one of its subsidiaries will provide you with, confidential, proprietary and/or trade secret information of the Company, including such information relating to, among other things, (i) programs, strategies, information or materials related to the business, services, manner of operation and activities of the Company, (ii) customers or prospects of the Company, (iii) computer hardware or software used in the course of the Company business, and (iv) marketing strategies or other activities of the Company from or on behalf of any of its clients, (hereinafter collectively referred to as “Confidential Information”); provided, however, that, for purposes of this Agreement, the term Confidential Information shall not include any information that is or becomes known generally to the public or accessible to a third party on an unrestricted basis, in each case other than as a result of a breach by you of your obligations with respect to confidentiality. “Confidential Information” also includes information that is competitively valuable to the Company or any of its subsidiaries by virtue of it not being publicly known. You recognize that such Confidential Information has been developed by the Company at great expense; is a valuable, special and unique asset of the Company which it uses in its business to obtain competitive advantage over its competitors; is and shall be proprietary to the Company; is and shall remain the exclusive property of the Company; and, is not to be transmitted to any other person, entity or thing. Accordingly, as a material inducement to the Company to enter into this Agreement with you and in partial consideration for the granting of the Award, you hereby:
1.warrant and represent that you have not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out your duties and responsibilities of employment with the Company and its subsidiaries;
2.agree not to so disclose, copy, disseminate, share or transmit any Confidential Information in the future unless necessary for the performance of, and in the proper course of your performance for, your duties on behalf of the Company and its Affiliates;

3.agree not to make use of any Confidential Information for your own purposes or for the benefit of any person, firm, corporation or other entity, except that, in the course of carrying out the duties and responsibilities of your employment, you may use Confidential Information for the benefit of any Affiliate of the Company; and
4.warrant and represent that all Confidential Information in your possession, custody or control that is or was a property of the Company or any of its Affiliates has been or shall be returned to the Company by or on the date of your termination.
Your covenants in this Section A are in addition to, and do not supersede, your obligations under any confidentiality, invention or trade secret agreements executed by you, or any laws with respect to Confidential Information. Your covenants in this Section A shall not apply with respect to any severance entitlements under any applicable employment standards legislation (if applicable).
B.    Non-Competition; Non-Solicitation.
1.    You acknowledge and agree that the Company’s grant of the Award further aligns your interests with the long-term interests of the Company and its Affiliates. As a condition of your receipt of Confidential Information following your entry into this Agreement, and as an express incentive for the Company to enter into this Agreement and grant the Award, you have voluntarily agreed to the covenants set forth in this Section B. You agree and acknowledge that the limitations and restrictions set forth herein are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the goodwill, Confidential Information (including trade secrets) and legitimate business interests of the Company and its Affiliates.
2.    You agree that during the term of your employment with the Company or any of its Affiliates and for a period of one year following the date on which you are no longer employed by the Company or any of its Affiliates (the “Prohibited Period”), you will not, without the prior written approval of the Board, directly or indirectly, for your benefit or for the benefit of others, engage in or participate within the Market Area in competition with the Company or any of its Affiliates in any aspect of the Business, which prohibition shall prevent you from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with the Company or any of its Affiliates in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with the Company or any of its Affiliates in any capacity (with respect to this clause (B)) in which your duties or responsibilities involve direct or indirect responsibilities with respect to any aspect of the Business.
3.    You agree that during the Prohibited Period, you will not, without the prior written approval of the Board, directly or indirectly, for your benefit or for the benefit of others, appropriate any Business Opportunity of, or relating to, the Company or any of its Affiliates located in the Market Area.
4.    You agree that during the Prohibited Period, you will not, without the prior written approval of the Board, directly or indirectly, for your benefit or for the benefit of others, solicit, canvass, approach, encourage, entice or induce any customer or supplier of the Company or any of its Affiliates with whom or which you had contact or for whom or which you had direct or indirect responsibility on behalf of the Company or any of its Affiliates or about whom or which you have obtained Confidential Information in the course of your employment with the Company or any of its Affiliates to cease or lessen such customer’s or supplier’s business with the Company or any of its Affiliates.

5.You agree that during the Prohibited Period, you will not, without the prior written approval of the Board, directly or indirectly, for your benefit or for the benefit of others, solicit any employee or service provider of the Company or its Affiliates to terminate or lessen his or her employment or his, her or its service relationship with the Company or its Affiliates; provided, however, that (y) after the termination of your employment for any reason, such employees and service providers shall only include such employees and service providers that you directly worked with in the twelve months preceding the date of termination of your employment, and (z) it will not constitute a violation of this Section B.5. if an employee or service provider of the Company or its Affiliates accepts employment or a service relationship with a Person not affiliated with the Company or its Affiliates (i) pursuant to a general solicitation advertising the position that was not targeted at such employee or service provider, (ii) as a result of communications initiated by the employee or service provider (and not in response to any solicitation by you) or (iii) where the employment or service relationship with the Company or its Affiliates with respect to such person was terminated more than six months prior to any action by you that would otherwise be a violation of this Section B.5.
6.Notwithstanding the foregoing, if you were employed by the Company or any of its Affiliates in the Market Area located within the State of Oklahoma on the date of your termination of employment, the above-referenced limitations in Sections B.2., B.3., and B.4., shall not apply following the date that you are no longer employed by the Company or any of its Affiliates in those portions of the Market Area located within the State of Oklahoma. Instead, you agree that during the portion of the Prohibited Period that follows the date you are no longer employed by the Company or any of its Affiliates, the restrictions on your activities within those portions of the Market Area located within the State of Oklahoma (in addition to those restrictions set forth in Section A and Section B.5. above) shall be as follows: during such portion of the Prohibited Period, you will not directly or indirectly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company.
7.Further notwithstanding the foregoing:
a)none of the covenants or limitations set forth in this Section B shall apply to you if you primarily reside and work in California or to any of your activities occurring in the State of California following the period that you are no longer employed by the Company or any of its Affiliates;
b)none of the covenants or limitations set forth in Sections B.2., B.3. and B.4. shall apply to you if you primarily reside or work in Colorado or to any of your activities occurring in the State of Colorado unless: (1) as of the date on which you enter into this Agreement and at the time any of such covenants are enforced, you earn an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers as set forth in Colo. Rev. Stat. Ann. § 8-2-113(2)(d); and (2) you received notice prior to entering into this Agreement in accordance with Colo. Rev. Stat. Ann. § 8-2-113(4). Further, with respect to any activities undertaken in Colorado or if you are a Colorado resident, the term “Confidential Information” set forth in Section A shall not be deemed to include information that arises from your general training, knowledge, skill, or experience, whether gained on the job or otherwise;
c)none of the covenants or limitations set forth in Sections B.2., B.3. and B.4. shall apply to you if you primarily reside or work in the State of Washington or to any of your activities occurring in the State of Washington: (1) unless your annualized earnings from the Company as of the date you entered into this Agreement exceed $100,000 (as adjusted pursuant to Wash. Rev. Code Ann. §

49.62.020); or (2) if your employment with the Company terminated as a result of your layoff; and
d)Sections B.2. and B.3. of this Agreement shall not apply to residents of Ontario.
8.Your covenants in this Section B shall not apply with respect to any severance entitlements under any applicable employment standards legislation (if applicable).
C.    Non-Disparagement.    Subject to Section F, you agree that you will not at any time, whether during the term of your employment or thereafter, make any statement, oral or written, that is (i) a disparaging or negative comment concerning the Company or any of its Affiliates or any of their respective directors, officers, managers, employees, equityholders, members or partners (collectively, the “Company Parties”), or (ii) otherwise detrimental to the reputation or goodwill of the Company or any other Company Party, and you shall refrain from directing or encouraging anyone else to make such disparaging, negative, or detrimental comment, unless required by law. Your covenants in this Section C shall not apply with respect to any severance entitlements under any applicable employment standards legislation (if applicable).
D.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Shares or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, will, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. In addition, except with respect to any severance entitlements under any applicable employment standards legislation (if applicable), the Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a general release of all claims in favor of the Company, any Affiliate and the foregoing entities’ respective predecessors, successors, employees, officers, directors, managers, members, stockholders or board members of the foregoing in such form as the Company may determine (the “Release”). If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by you, then you shall not be entitled to settlement of any portion of the Award. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to you (which shall occur no later than seven (7) days after your termination of employment) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), and you are age 40 or over as of your termination date, the date that is forty-five (45) days following such delivery date. The Parties may agree in writing to extend the consideration timelines stated in this paragraph. In the event the period you are given to review, execute and revoke a release provided pursuant to this Section D spans two calendar years, any payment to you pursuant to this Agreement will be made in the second calendar year.
E.    Extent of Restrictions and Your Acknowledgment. You acknowledge that the restrictions contained herein, including geographical and temporal restrictions, correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable in all respects and necessary to protect the Confidential Information, goodwill and legitimate interests of the Company and its Affiliates, do not interfere with public interests and will not cause you undue hardship, and that any violation will cause substantial injury to the Company and its Affiliates. In the event of any such violation, the Company and each of its Affiliates shall be entitled, in addition to any other remedy (whether at law or equity), to preliminary or permanent injunctive relief. You waive, to the maximum extent permissible by law, any defenses or other objections to such remedies or the enforceability of this provision. To the maximum extent permissible by law, if any court having jurisdiction shall find that any part of the restrictions set forth herein are unreasonable or unenforceable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that the restrictions (or parts thereof) set forth in herein shall be modified remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.
F.    Limitations. In the event any breach of the covenants set forth herein comes to the attention of the Company, this severance benefit granted shall be immediately forfeited to the Company and the Company shall take into consideration such breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you. However, nothing in this Agreement will prevent you from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law, (ii) responding to any inquiry or legal process directed to you from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law or (iv) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent you from making a disclosure that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may make disclosures without violating this provision to the attorney of the individual and use such information in the court proceeding.
G.    Exceptions to Governing Law, Jurisdiction and Venue. Notwithstanding Section 4.9 of the Plan, if the law of the state in which you primarily reside or work during the term of your employment with the Company or on the date on which your employment with the Company terminates (such state, the “Applicable State”) mandates that the law of the Applicable State shall apply to any dispute or part of a dispute between you and the Company arising in connection with any of the obligations and covenants set forth in Section B (any such dispute or part of the dispute that is mandatorily subject to the law of the Applicable State, an “Applicable State Dispute”), then such Applicable State Dispute shall be governed by the law of the Applicable State. Further, if the law of the Applicable State mandates that the federal and state courts (as applicable) of the Applicable State shall have jurisdiction and proper venue with respect to any Applicable State Dispute, then such courts shall have jurisdiction and proper venue with respect to such Applicable State Dispute. For the avoidance of doubt, any dispute or parts of a dispute that are not an Applicable State Dispute shall be governed by the terms of Section 4.9 of the Plan.
H.    Defined Terms. For purposes of this Participation Agreement, the following terms shall have the meanings assigned below:
“Affiliate” has the meaning provided in Rule 12b-2 under the Exchange Act.
“Business” means the business and operations that are the same or similar to those performed by the Company or any of its Affiliates for which you provide services or about which you obtain Confidential Information during the term of your employment with the Company or any of its Affiliates, which business and operations include the manufacture, storage, distribution, transportation, refining, and/or sale of crude oil and products such as gasoline, diesel fuel, jet fuel, renewable diesel, specialty lubricant products, specialty chemicals, and specialty and modified asphalt.

“Business Opportunity” means any commercial, investment or other business opportunity relating to the Business.
“Market Area” means: (i) during the period in which you are employed by the Company or any of its Affiliates, the geographic areas within a 100-mile radius of any location where the Company or any of its Affiliates has an office or has engaged in the Business within the preceding 24 months, and (ii) during the portion of the Prohibited Period that continues following the date on which you are no longer employed by the Company or any of its Affiliates, the geographic areas within a 100 mile radius of any location where, as of the date on which you ceased to be employed by the Company or any of its Affiliates or at any time during the preceding 24 month period, the Company or any of its Affiliates had an office or engaged in the Business; however, in no event will the Market Area include geographic areas within the State of California.
BY ASSERTING ANY RIGHTS WITH RESPECT TO, OR ACCEPTING ANY PAYMENTS UNDER, THE PLAN AND THIS AGREEMENT, YOU WILL BE DEEMED TO HAVE UNDERSTOOD AND AGREED TO THE TERMS AND CONDITIONS OF THE PLAN AND THIS AGREEMENT.
If you have questions relating to your participation in the Plan, please contact the Plan Administrator at [___________].
HF SINCLAIR CORPORATION

By:    ___________________________________
Dale Kunneman
Senior Vice President and
Chief Human Resources Officer